Exhibit 99.1

Trade Street RESIDENTIAL Reports Fourth Quarter and Full Year 2013 Results

– Same Store NOI Increases 9.1% for Full Year 2013 –

– Average Occupancy Increases 240 bps to 96.3% for Full Year 2013 –

– Acquires Five Communities for $198 Million in Target Markets in Early 2014 –

AVENTURA, FL, March 18, 2014 – Trade Street Residential, Inc. (NASDAQ: TSRE) (the “Company”), a fully-integrated owner and operator of high-quality apartment communities located primarily in the southeastern United States, today announced consolidated results for the fourth quarter and full year ended December 31, 2013.

Operational and Financial Highlights for Fourth Quarter 2013

•	Reported Core FFO loss of $0.1 million, or $0.01 loss per diluted share

•	Same store net operating income, or same store NOI, increased 6.6% compared to the same period in the prior year. Same store revenue increased 8.4% and same store expenses increased 10.0%.

•	Same store average occupancy was 96.5% at quarter end, a gain of 160 basis points compared to the same period last year.

•	Same store average rent increased to $809 per unit, an increase of 4.0% compared to the same period last year.

•	Subsequent to the end of the year, completed a rights offering and simultaneous private placement pursuant to which we issued an aggregate of 24,881,517 million common shares and raised gross proceeds of $150 million.

•	Subsequent to the end of the year, acquired 5 communities, totaling 1,530 units, for $198 million of aggregate investment.

•	Subsequent to the end of the year, named Richard Ross as interim Chief Executive Officer in addition to his role as the Company’s Chief Financial Officer and named Ryan Hanks as Chief Operating Officer in addition to his role as the Company’s Chief Investment Officer. Mack Pridgen, chairman of the Company's audit committee and its lead independent director, was appointed as chairman of the Company's board of directors.

“Our operating results continued to improve during the fourth quarter, as evidenced by our increased occupancy and rental rates, and the strong growth in our revenue and net operating income,” stated Richard Ross, interim Chief Executive Officer and Chief Financial Officer of Trade Street Residential. “With the capital raised in our January offering and concurrent private placement, our availability under our new revolving credit facility coupled with the high quality apartment communities we have acquired so far in 2014, we believe we are extremely well-positioned now, with a more flexible balance sheet and larger platform, to drive cash flow growth and enhance shareholder value going forward.”

Financial Results for the Three Months Ended December 31, 2013

Net loss attributable to common stockholders for the fourth quarter of 2013 was a net loss of ($9.7) million as compared to a net loss of ($1.6) million in the prior year period. The increase in net loss was primarily the result of a charge of $11.8 million related to impairment losses recognized on our land investments. The net loss per basic and diluted share increased to ($0.87) from a net loss per share of ($0.39), primarily as a result of the charge.

Funds from Operations, or FFO, for the fourth quarter of 2013 was a deficit of ($0.7) million, or ($0.06) per diluted share, as compared to a deficit of ($1.8) million, or ($0.45) per diluted share in the prior year period. Core FFO for the fourth quarter of 2013 was a deficit of ($0.1) million, or ($0.01) per diluted share, as compared to a deficit of ($1.2) million, or ($0.30) per diluted share in the prior year period. For the three months ended December 31, 2013 as compared to December 31, 2012, the increase in FFO is largely the result of an increase in net operating income (NOI), partially offset by an increase in interest expense due to acquisitions purchased during 2013. The increase in Core FFO from the prior period is largely the result of the amortization charged for the grant of non-cash stock awards during the fourth quarter of 2013.

Financial Results for the Year Ended December 31, 2013

Net loss attributable to common stockholders for the full year 2013 was a net loss of ($5.6) million as compared to a net loss of ($7.2) million in the prior year period. The decrease in net loss was primarily the result of an $8.8 million improvement in property NOI from continuing operations, the $6.9 million gain on bargain purchase related to the acquisition of Fountains Southend and the $4.5 million increase in gain on sales of discontinued operations in 2013, partially offset by a charge of $12.4 million related to impairment losses recognized on our land investments. The net loss per basic and diluted share decreased to ($0.64) from a net loss per share of ($3.17), primarily as a result of the charge.

FFO for the full year 2013 was a deficit of ($5.1) million, or ($0.57) per diluted share, as compared to a deficit of ($1.8) million, or ($0.79) per diluted share in the prior year period. Core FFO for the full year 2013 was a deficit of ($0.8) million, or ($0.09) per diluted share, as compared to $1.2 million, or $0.52 per diluted share in the prior year period. For the full year 2013 as compared to 2012, the decrease in FFO is primarily the result of a charge related to the exchange of the operating partnership common units for additional Class B contingent units and an increase in interest expense due to acquisitions purchased during 2013, partially offset by an increase in NOI. The decrease in Core FFO from the prior period is largely the result of the above described decrease in FFO, partially offset by the amortization charged for the grant of non-cash stock awards during 2013.

Portfolio Performance

Same store NOI for the fourth quarter of 2013 was $1.8 million as compared to $1.7 million in the same period in the prior year. Same store NOI increased 6.6% from the fourth quarter of 2012, driven by an 8.4% increase in same store revenue, partially offset by a 10.0% increase in same store property expenses compared to the fourth quarter of 2012. The increase in same store revenue was primarily attributable to a 160 basis point increase in average occupancy to 96.5%, and a 4.0% increase in average rent to $809 per month. The increase in same store expenses was primarily attributable to approximately $0.2 million of additional property taxes and one-time marketing expenses recorded during the fourth quarter 2013.

On a sequential quarter basis, fourth quarter 2013 same store revenue increased 1.1% compared to the third quarter of 2013, while same store property expenses increased 14.1% resulting in a same store NOI decline of 10.5%.. Had the additional property taxes and one-time marketing expenses recorded in the fourth quarter been reflected ratably during 2013, our sequential same store expenses would have increased 2.7% and NOI would have been comparable to the prior quarter. For the full year ended December 31, 2013, same store revenue increased 6.6%, same store property expenses increased 4.1%, and same store NOI increased 9.1%, compared to the full year ended December 31, 2012.

Transaction Activity

During the fourth quarter of 2013, the Company sold Terrace at River Oaks, a 31-year old, 314-unit apartment community located in San Antonio, Texas, for approximately $22.5 million. During the quarter, the Company also completed the sale of Beckanna on Glenwood, a 50-year old, 254-unit apartment community located in Raleigh, North Carolina, for approximately $8.8 million.

Balance Sheet and Financing Activity

As of December 31, 2013, Trade Street Residential had total debt outstanding of $249.6 million at an average interest rate of 4.4%, with 58.5% of the total debt fixed and a weighted average term-to-maturity of 6.1 years.

Dividend

On December 2, 2013, Trade Street Residential’s Board of Directors declared a dividend in the amount of $0.095 per share, payable to stockholders of record of common stock and common operating partnership units as of December 23, 2013 and paid on January 17, 2014.

Subsequent Events

Recapitalization and New Credit Facility

Subsequent to the end of the fourth quarter of 2013, the Company successfully completed its previously announced $150 million recapitalization and also closed on a new $75 million syndicated credit facility.

In January 2014, the Company completed its $150 million recapitalization transaction, raising proceeds of $100 million in an offering of 15,797,789 shares of common stock at $6.33 per share to the holders of subscription rights granted to existing stockholders as of December 16, 2013, and a concurrent $50 million private placement of shares of common stock to certain investment entities managed or advised by Senator Investment Group LP (collectively, "Senator") at $6.33 per share. In addition, Senator agreed to a backstop commitment to purchase all shares not purchased by holders of rights in the rights offering. Holders of subscription rights in the rights offering, acquired $98.5 million, or approximately 98.5% of the shares available in the rights offering. Following the completion of the transactions, Senator owned approximately 25.6% of the 36,350,182 shares of outstanding common stock of the Company after the recapitalization, including shares issued to Senator as a fee for its backstop commitment.

In January 2014, the Company entered into a new $75 million senior secured credit facility with an accordion feature allowing the Company to increase borrowing capacity to $250 million, subject to certain approvals. The credit facility has an initial three-year term that can be extended at the Company's option for up to two, one-year periods and has a variable interest rate of LIBOR plus a spread of 1.75% to 2.75%, depending on the Company's consolidated leverage ratio.

Transaction and Financing Activity

Since December 31, 2013, the Company has closed on five acquisitions, consisting of 1,530 units, for an aggregate consideration of $198 million.

In January 2014, the Company acquired The Estates at Wake Forest, a newly-constructed 288-unit Class A luxury apartment community located in Wake Forest, North Carolina, for approximately $37.2 million. The Company obtained a mortgage of $18.6 million for 7 years and used a portion of the cash received from its recently closed rights offering to fund the purchase price. The mortgage bears interest at a fixed rate of 3.9% with interest only payments for the full term of the loan.

In January 2014, the Company also acquired Miller Creek at Germantown, a newly-constructed 330-unit Class A luxury apartment community located in Memphis, Tennessee for approximately $43.8 million. The Company obtained a mortgage of $26.3 million and used a portion of the cash received from its recently closed rights offering to fund the purchase price. The mortgage bears interest at a fixed rate of 4.6% for 10 years with three years of interest only payments followed by principal and interest payments based on a 30-year amortization schedule thereafter.

In February 2014, the Company acquired The Aventine Greenville, a newly constructed 346-unit Class A luxury apartment community located in Greenville, South Carolina, for approximately $41.9 million. The company obtained a mortgage of $21.0 million and used a portion of the cash received from its recently closed rights offering to fund the purchase price. The mortgage bears interest at a fixed rate of 3.7% with five years of interest only payments followed by principal and interest payments based on a 30-year amortization schedule thereafter.

In March 2014, the Company acquired Waterstone at Brier Creek, a newly-constructed 232-unit Class A luxury apartment community located in Raleigh, North Carolina, for approximately $32.7 million. The Company obtained a mortgage of $16.3 million and used a portion of the cash received from its recently closed rights offering to fund the purchase price. The mortgage bears interest at a fixed rate of 3.7% for eight years, paying interest only for the full term of the loan.

In March 2014, the Company also acquired The Avenues at Craig Ranch, a newly-constructed 334-unit Class A luxury apartment community located in McKinney, Texas for approximately $42.4 million. The Company obtained a mortgage of $21.2 million and used a portion of the cash received from its recently closed rights offering to fund the purchase price. The mortgage bears interest at a fixed rate of 3.8% with seven years of interest only payments for the full term of the loan.

As a result of these acquisitions and upon closing of the previously announced acquisition of Waterstone Big Creek, a newly-constructed 270-unit Class A luxury apartment community located in Alpharetta, GA, the Company will own 21 properties comprising 5,255 units and with an average age of 10.5 years as of the date of this release.

In addition, in conjunction with the closing of the new credit facility, the Company paid off approximately $29.6 million of variable rate debt and in February 2014, the Company refinanced two of its properties with 2014 debt maturities, Estates at Millenia and Fountains Southend, with long-term fixed rate loans. As a result of these financing activities and the acquisitions described above, the Company has reduced its average interest rate to 4.03% and extended its weighted average debt maturity to 8.41 years as of the date of this release.

Management and Director Transition

In February 2014, Richard Ross, the Company's Chief Financial Officer, was appointed by the Company's Board of Directors as interim Chief Executive Officer. Mr. Ross replaced Michael D. Baumann, who decided to step down as the Company's Chief Executive Officer and as Chairman. Mack Pridgen, chairman of the Company's audit committee and its lead independent director, was appointed as Chairman of the Company's board of directors.

Also in February 2014, Ryan Hanks, the Company's Chief Investment Officer, was appointed as interim Chief Operating Officer. On March 18, 2014, David Levin decided to step down as the Company’s President and Vice Chairman. In addition, Sergio Rok and James Boland resigned from the Company’s Board of Directors on March 13, 2014. Following these departures, the Board of Directors approved a reduction in the size of the board to five members, versus nine previously. As a result of these changes, the Company expects to record a one-time charge in the first quarter of 2014 for approximately $6.7 million, of which approximately $3.3 million was paid in cash and the balance in shares of the Company’s common stock.

Redemption of Class A Preferred Stock and Class B Contingent Units

In February 2014, the Company began to simplify its capital structure by entering into a binding term sheet to repurchase all outstanding shares of the Company's outstanding Class A preferred stock from the holders of the Class A preferred stock for an aggregate price of approximately $13.8 million, subject to adjustment in certain circumstances. The Class A preferred stock had a face value of $30.9 million and was originally issued in June 2012. The repurchase of the Class A preferred stock is subject to definitive documentation and other closing conditions, and is expected to close in the second quarter of 2014. In addition, in connection with Michael Baumann's resignation as Chief Executive Officer of the Company, the Class B contingent units held by Mr. Baumann in the Company's operating partnership were converted into 2,343,500 common units of operating partnership interests, representing a conversion price of $9.00 per share.

Dividend

On February 12, 2014, Trade Street Residential’s Board of Directors approved a dividend of $0.095 per share. This dividend is payable on April 15, 2014 to stockholders of record on March 31, 2014.

Conference Call

The Company will host a webcast and conference call on Wednesday, March 19, 2014 at 11:00 a.m. Eastern Time to review fourth quarter results and discuss recent events. To participate in the call, please dial 877-705-6003 (domestic) or 201-493-6725 (international). The live webcast will be available at www.tradestreetresidential.com in the Investors section. A replay of the conference call will be available through April 19, 2014, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13577973. Supplemental financial information is available in the Investor Relations section of the Company’s website under Financial Information.

About Trade Street Residential, Inc.

Trade Street Residential, Inc. is a fully-integrated, self-managed real estate investment trust focused on acquiring, owning, operating and managing conveniently located, garden-style and mid-rise apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States, including Texas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact the Company's future results, performance or transactions, see the section entitled "Risk Factors" in the Company's final prospectus relating to the Company’s recent public offering of its common stock.

Non-GAAP Financial Measures

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of property and bargain purchase gains, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO attributable to common stockholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. In October 2011, NAREIT communicated to its members that the exclusion of impairment write-downs of depreciable real estate is consistent with the definition of FFO and prior periods should be restated to be consistent with this guidance.

The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO includes adjustments to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions and reorganization, non-cash expense arising from the granting of restricted stock and severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO. A reconciliation of net income (loss) attributable to common stockholders to FFO and Core FFO attributable to common stockholders is included in the financial tables accompanying this press release.

Management believes that net operating income (“NOI”) is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization as well as property management fees paid to third parties, as such fees were paid prior to the recapitalization and will not be incurred in the future, as we are now self-administered and self-managed. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis because NOI allows us to evaluate the operating performance of our properties because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses.

The Company defines same store communities as communities owned and stabilized for the entirety of both periods presented, excluding properties held for sale. A reconciliation of net income attributable to common stockholders to net operating income and same store net operating income is included in the Supplemental Information posted on the Company’s website.

Investor Relations:

Stephen Swett

786-248-6099
ir@trade-street.com

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